UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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ADMA BIOLOGICS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ADMA BIOLOGICS, INC.

465 State Route 17 South

Ramsey, New Jersey 07446

Dear Stockholder:

You are cordially invited to the annual meeting of stockholders (the “Annual Meeting”) of ADMA Biologics, Inc. (the “Company”), which will be held at 10:00 a.m. Eastern Time on June 22, 2018 at the offices of DLA Piper LLP (US), at 51 John F. Kennedy Parkway, Suite 120, Short Hills, New Jersey 07078.

In connection with the Annual Meeting, you will be asked to consider and vote on certain stockholder proposals which are more fully described in the accompanying proxy statement. Whether or not you plan to attend the Annual Meeting, we urge you to read the proxy statement (and any documents incorporated into the proxy statement by reference) and consider such information carefully before voting.

The Board of Directors unanimously recommends that our stockholders vote “FOR” all of the proposals presented in the proxy statement, including the proposal related to the election of each Class II director nominee named therein.

Your vote is very important. Even if you plan to attend the Annual Meeting, please submit your proxy in person at the Annual Meeting or by mail as soon as possible to make sure that your shares are represented at the Annual Meeting. If you hold your shares of common stock in “street name” through a broker, trustee or other nominee, you must vote in accordance with the voting instructions provided to you by such broker, trustee or other nominee.

On behalf of the Board of Directors, I thank you for your continued support and look forward to the successful completion of the Transaction.

Yours sincerely, /s/ Adam S. Grossman Adam S. Grossman President, Chief Executive Officer and Director

This proxy statement is dated April 27, 2018 and is first being mailed to stockholders of the Company on or about May 3, 2018.  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Transaction or determined that this proxy statement is accurate or complete. Any representation to the contrary is a criminal offense.

ADMA BIOLOGICS, INC.

465 State Route 17 South

Ramsey, New Jersey 07446

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS OF ADMA BIOLOGICS, INC.

To Be Held On June 22, 2018

To the Stockholders of ADMA Biologics, Inc. (the “Company”):

NOTICE IS HEREBY GIVEN that an annual meeting (the “Annual Meeting”) of stockholders of the Company will be held at 10:00 a.m. Eastern Time on June 22, 2018 at the offices of DLA Piper LLP (US), at 51 John F. Kennedy Parkway, Suite 120, Short Hills, New Jersey 07078. At the Annual Meeting, you will be asked to consider and vote upon the following stockholder proposals:

1.	A proposal to elect three Class II directors to serve on the Company’s Board of Directors (the “Board”) for a term expiring at our 2021 annual meeting of stockholders and until their successors are duly elected and qualified, or until such director’s earlier resignation, removal or death (the “Class II Director Election Proposal”);

2.	A proposal to ratify the appointment of CohnReznick LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2018 (the “Auditor Ratification Proposal”); and

3.	A proposal to transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

The foregoing proposals are more fully described in the accompanying proxy statement, which you should read in its entirety (including any documents incorporated into the proxy statement by reference) and carefully consider prior to casting any votes in connection with such proposals. The Company’s Board of Directors (the “Board”) has set the close of business on April 27, 2018 as the record date (the “Record Date”) for determining stockholders entitled to notice of, and to vote at, the Annual Meeting. A list of the stockholders as of the Record Date will be available for inspection by stockholders, for any purpose germane to the Annual Meeting, at the Company’s offices and at the offices of Continental Stock Transfer & Trust Company, the Company’s independent stock transfer agent, during normal business hours for a period of 10 days prior to the Annual Meeting. The list will also be available for inspection by stockholders at the Annual Meeting.

All stockholders are invited to attend the Annual Meeting in person. Regardless of whether you plan to attend the Annual Meeting, we hope you will vote as soon as possible. You may vote in person at the Annual Meeting or by mail by following the instructions on the enclosed proxy card or voting instruction card. Voting by written proxy or voting instruction card will ensure your representation at the Annual Meeting regardless of whether you attend in person. If you hold your shares of common stock in “street name” through a broker, trustee or other nominee, you must vote in accordance with the voting instructions provided to you by such broker, trustee or other nominee.

Important Notice Regarding the Availability of Proxy Materials

for the Annual Meeting to be Held on June 22, 2018:

The proxy statement and annual report to stockholders are available at:     www.admabiologics.com.

By Order of the Board of Directors /s/ Adam S. Grossman Adam S. Grossman President and Chief Executive Officer

April 27, 2018

Ramsey, New Jersey

TABLE OF CONTENTS

QUESTIONS AND ANSWERS	1
SUMMARY	5
THE CLASS II DIRECTOR ELECTION PROPOSAL	7
THE AUDITOR RATIFICATION PROPOSAL	10
ADMA CORPORATE GOVERNANCE	13
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	18
ADMA SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS	19
ADMA EXECUTIVE OFFICERS AND DIRECTOR AND OFFICER COMPENSATION	22
CERTAIN ADMA RELATIONSHIPS AND RELATED TRANSACTIONS	29
DELIVERY OF DOCUMENTS TO STOCKHOLDERS	30
STOCKHOLDER PROPOSALS AND OTHER INFORMATION	30
ANNUAL REPORT	30
HOUSEHOLDING OF MEETING MATERIALS	30
EXPENSES AND SOLICITATION	31
OTHER MATTERS	31
WHERE YOU CAN FIND ADDITIONAL INFORMATION AND INCORPORATION BY REFERENCE	32

QUESTIONS AND ANSWERS

The following section addresses certain questions about this proxy statement and the proposals described herein, which are to be presented at the annual meeting of stockholders (the “Annual Meeting”) of ADMA Biologics, Inc. (“ADMA,” “we,” “us,” “our” or the “Company”), as further described herein.

The Annual Meeting will be held at 10:00 a.m. Eastern Time on June 22, 2018 at the offices of DLA Piper LLP (US), at 51 John F. Kennedy Parkway, Suite 120, Short Hills, New Jersey 07078.

The following questions and answers may not include all of the information that is important to you as a stockholder of the Company. We urge our stockholders to read this entire proxy statement (including the documents incorporated by reference herein) and carefully consider such information before casting any votes with respect to the proposals presented herein.

What is the purpose of this document?

We are soliciting stockholder votes with respect to the following proposals:

1.	A proposal to elect three Class II directors to serve on the Company’s Board of Directors (the “Board”) for a term expiring at our 2021 annual meeting of stockholders and until their successors are duly elected and qualified, or until such director’s earlier resignation, removal or death (the “Class II Director Election Proposal”); and

2.	A proposal to ratify the appointment of CohnReznick LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2018 (the “Auditor Ratification Proposal”).

For more information about these proposals, please see the sections entitled “The Class II Director Election Proposal” and “The Auditor Ratification Proposal”.

Who is entitled to vote at and attend the Annual Meeting?

Only stockholders of record and beneficial owners of the Company’s voting common stock, $0.0001 par value per share (the “common stock”), at the close of business on April 27, 2018 (the “Record Date”) are entitled to receive notice of, vote at and attend the Annual Meeting. Each outstanding share of the Company’s common stock as of the Record Date entitles its holder to cast one vote on each matter to be voted upon.

What is the difference between holding shares of common stock as a holder of record and as a beneficial owner?

Certain of our stockholders hold or may in the future hold their shares of common stock beneficially through a broker or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares owned beneficially and those held of record.

Beneficial Owner: If your shares of common stock are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you together with a voting instruction card by your broker, trustee or other nominee, as the case may be. As the beneficial owner, you have the right to direct your broker, trustee or other nominee how to vote. The voting instruction card from your broker, trustee or other nominee contains voting instructions for you to use in directing the broker, trustee or other nominee how to vote your shares.

Because a beneficial owner is not the stockholder of record, you may not vote your shares of common stock in person at the Annual Meeting unless you obtain a “legal proxy” from the broker, trustee or other nominee that holds your shares giving you the right to vote the shares at the Annual Meeting.

Stockholder of Record: If your shares of common stock are registered directly in your name with us or our stock transfer agent, Continental Stock Transfer & Trust Company, you are considered the stockholder of record with respect to those shares and these proxy materials are being sent directly to you by the Company. As the stockholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the Annual Meeting. We have enclosed or sent a proxy card for you to use.

What do I need to do to attend the Annual Meeting?

In order to be admitted to the Annual Meeting, stockholders must present proof of ownership of their shares of common stock as of the Record Date. Any holder of a proxy from a stockholder must present a properly executed proxy to be admitted. Stockholders and proxyholders must also present a form of valid, government-issued photo identification, such as a driver’s license or passport. These items must be presented in order to be admitted to the Annual Meeting. Expired forms of identification will not be accepted.

If you do not bring proof of ownership of common stock as of the Record Date, you will not be admitted to the Annual Meeting. If you are a beneficial owner of common stock and your shares are held in the name of a broker, trustee or other nominee, a brokerage statement or letter from a bank or broker detailing ownership of the common stock as of the Record Date is an example of proof of ownership.

What constitutes a quorum?

The presence of a quorum is required for business to be conducted at the Annual Meeting. The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding as of the Record Date and entitled to vote shall constitute a quorum. As of the Record Date, 36,726,084 shares of voting common stock were outstanding and entitled to vote. If you submit a properly executed proxy card, regardless of whether you abstain from voting, your shares represented by such proxy card will be considered in determining the presence of a quorum.

How do I vote?

You may vote in person at the Annual Meeting or by mail. If you hold your shares of common stock in “street name” through a broker, trustee or other nominee, you must vote in accordance with the voting instructions provided to you by such broker, trustee or other nominee.

Voting by Mail: If you are a holder of record of common stock and choose to vote by mail, simply complete, sign and date your proxy card and mail it in the accompanying pre-addressed envelope. Proxy cards submitted by mail must be received by our Office of the Secretary at the below address prior to the Annual Meeting in order for shares represented by such proxy cards to be voted. If you hold common stock beneficially in street name and choose to vote by mail, you must complete, sign and date the voting instruction card provided by your broker, trustee or other nominee and mail it in the accompanying pre-addressed envelope within the specified time period.

Voting in Person at the Annual Meeting: If you are a record holder of common stock, you may attend and vote in person at the Annual Meeting. If you are a beneficial owner of common stock held in the name of a broker, trustee or other nominee, you must obtain a “legal proxy,” executed in your favor, from such broker, trustee or other nominee to be able to vote in person at the Annual Meeting. You should allow yourself enough time prior to the Annual Meeting to obtain this “legal proxy” from the holder of record.

Even if you plan to attend the Annual Meeting, we recommend that you submit your proxy or voting instructions in advance, as described above, so that your vote will be counted if you later decide not to attend the Annual Meeting. Any vote properly cast at the Annual Meeting will supersede any previously submitted proxy or voting instructions. For additional information, please see “Can I change my vote or revoke my proxy after I return my proxy card?” below.

How does the Board of Directors recommend I vote on the proposals?

The recommendations of the Board are set forth after the description of each proposal in this proxy statement. In summary, the Board recommends a vote:

•	“FOR” the election of each director nominee named in the Class II Director Election Proposal; and

•	“FOR” the Auditor Ratification Proposal.

How will my shares of common stock be voted if I do not indicate a vote on my proxy card?

Your shares will be voted as you indicate on the proxy card or voting instruction form, as applicable. If you return your signed proxy card but do not mark the boxes indicating how you wish to vote, your shares will be voted as recommended by the Board on those items. See the question above entitled “How does the Board of Directors recommend I vote on the proposals?” Your shares will be voted in accordance with the discretion of the proxyholders as to any other matter that is properly presented at the Annual Meeting.

Will my shares be voted if I do not provide my proxy?

For stockholders of record: If you are the stockholder of record and you do not vote by proxy card or in person at the Annual Meeting, your shares will not be voted at the Annual Meeting.

For holders in street name: If your shares are held in street name, your shares may be voted even if you do not provide the brokerage firm with voting instructions. Subject to applicable Nasdaq Stock Market LLC (“NASDAQ”) and U.S. Securities Exchange Commission (“SEC”) rules, brokers or other nominees who hold shares for a beneficial owner have the discretion to vote on routine proposals (such as the Auditor Ratification Proposal) when they have not received voting instructions.

When a proposal is not a routine matter, such as the Class II Director Election Proposal, and you have not provided voting instructions to the brokerage firm with respect to that proposal, the brokerage firm cannot vote the shares on that proposal. The missing votes for these non-routine matters are called “broker non-votes.” Broker non-votes will be counted for purposes of calculating whether a quorum is present at the Annual Meeting, but will not be counted for purposes of determining the number of votes present or represented by proxy and entitled to vote with respect to the proposals presented in this proxy statement. Accordingly, a broker non-vote will not impact the outcome of voting on the proposals presented herein.

Can I change my vote or revoke my proxy after I return my proxy card?

Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised at the Annual Meeting. If you are a stockholder of record as of the Record Date, regardless of the way in which you submitted your original proxy, you may change it by:

•	Returning a later-dated signed proxy card to us prior to the Annual Meeting at 465 State Route 17 South, Ramsey, New Jersey 07446, Attention: Office of the Secretary;

•	Delivering a later-dated written notice of revocation to us prior to the Annual Meeting at 465 State Route 17 South, Ramsey, New Jersey 07446, Attention: Office of the Secretary; or

•	Attending the Annual Meeting and properly voting in person.

Alternatively, you may hand deliver a later-dated written notice of revocation or later-dated signed proxy to the Secretary at the Annual Meeting before we begin voting. If your shares of common stock are held through a broker, trustee or other nominee, you will need to contact that nominee if you wish to change your voting instructions. You may also vote in person at the Annual Meeting if you obtain a “legal proxy” as described in the answer to the question above entitled “How do I vote? – Voting in Person at the Annual Meeting.” Mere attendance at the Annual Meeting will not cause your previously granted proxy to be revoked.

 What vote is required to approve each proposal?

Proposal	Vote Required	What Are My Voting Choices?	Broker Discretionary Voting Allowed?
Class II Director Election Proposal	Plurality of the shares of ADMA’s common stock present in person, by remote communication, or represented by proxy and entitled to vote thereon	“FOR” or “WITHHOLD”	No
Auditor Ratification Proposal	Majority of the shares of ADMA’s common stock present in person, by remote communication, or represented by proxy at the Annual Meeting and entitled to vote thereon	“FOR”, “AGAINST” or “ABSTAIN”	Yes

Election of a Class II director requires the affirmative vote of a plurality of the shares of ADMA’s common stock present in person, by remote communication, or represented by proxy and entitled to vote, assuming the presence of a quorum at the Annual Meeting. This means that the three nominees with the greatest number of votes will be elected.

Adoption of the Auditor Ratification Proposal requires the affirmative vote of the holders of a majority of the shares of ADMA’s common stock present in person, by remote communication, or represented by proxy at the Annual Meeting and entitled to vote thereon, in order for each such proposal to be approved. This means that the number of votes cast “FOR” must exceed the combined number of votes “AGAINST” and abstentions (which will each have the same effect as an “AGAINST” vote).

Notwithstanding the vote standards described herein, please be advised that the Auditor Ratification Proposal is advisory only and will not be binding on the Company or the Board and will not create or imply any change in the fiduciary duties of, nor impose any additional fiduciary duty on, the Company or the Board. However, the Board and/or the Audit Committee, as the case may be, will take into account the outcome of the votes when considering what action, if any, should be taken in response to the advisory vote by stockholders.

What happens if additional matters are presented at the Annual Meeting?

Other than the items of business described in this proxy statement, we are not aware of any other business to be acted upon at the Annual Meeting. If you grant a proxy, the persons named as proxyholders will have the discretion to vote your shares of common stock on any additional matters properly presented for a vote at the Annual Meeting or any adjournment or postponement of the Annual Meeting.

Who will pay for the cost of this proxy solicitation?

We will pay the cost of soliciting proxies. Our directors, officers and other employees, without additional compensation, may solicit proxies personally or in writing, by telephone, e-mail, or otherwise. We are required to request that any brokers, trustees and other nominees who hold shares in their names furnish our proxy materials to the beneficial owners of the shares, and we must reimburse these brokers, trustees and other nominees for the expenses of doing so in accordance with statutory fee schedules. We do not plan to engage a proxy solicitor in connection with the Annual Meeting.

SUMMARY

This summary highlights selected information in this proxy statement and may not contain all of the information about the proposals being considered at the Annual Meeting that is important to you. We have included page references in parentheses to direct you to more complete descriptions of the topics presented in this summary. You should carefully read this proxy statement in its entirety, and the other documents to which we have referred you, for a more complete understanding of the matters being considered at the Annual Meeting. You may obtain, without charge, copies of documents incorporated by reference into this proxy statement by following the instructions under the section of this proxy statement entitled “Where You Can Find Additional Information” beginning on page 32 of this proxy statement.

The Annual Meeting

The Annual Meeting of Stockholders of ADMA will be held at 10:00 a.m. Eastern Time on June 22, 2018 at the offices of DLA Piper LLP (US), at 51 John F. Kennedy Parkway, Suite 120, Short Hills, New Jersey 07078. At the Annual Meeting, you will be asked to consider and vote upon:

1.	the Class II Director Election Proposal; and

2.	the Auditor Ratification Proposal.

We will also transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Only stockholders at the close of business on April 27, 2018 (the “Record Date”) are entitled to notice of, and to vote at, the 2018 Annual Meeting and any adjournment or postponement thereof. Each stockholder is entitled to one vote on each matter submitted to the stockholders at the Annual Meeting for each share of our common stock held by such stockholder as of the Record Date. At the close of business on the Record Date, there were 36,726,084 shares of our common stock issued and outstanding and entitled to vote at the Annual Meeting, held by eight holders of record.

Proposals to be Voted Upon at the Annual Meeting

The Class II Director Election Proposal

(Page 7)

We are proposing to elect our existing directors, Steven A. Elms, our Chairman of the Board, Adam S. Grossman and Eric I. Richman, to serve as Class II directors for three-year terms expiring at ADMA’s 2021 annual meeting of stockholders.

The Board unanimously recommends that you vote “FOR” the election of each nominee named above.

The Auditor Ratification Proposal

(Page 10)

We are proposing to ratify the appointment of CohnReznick LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2018.

The Board unanimously recommends that you vote “FOR” the ratification of the appointment of CohnReznick LLP as our independent registered public accounting firm for the year ending December 31, 2018.

Where You Can Find Additional Information

(Page 32)

You can find more information about ADMA in the periodic reports and other information we file with the SEC. The information is available at the SEC’s public reference facilities and at the website maintained by the SEC at www.sec.gov, and on our website at www.admabiologics.com. See “Where You Can Find Additional Information” beginning on page 32.

THE CLASS II DIRECTOR ELECTION PROPOSAL

The Company’s Amended and Restated Bylaws (the “Bylaws”) provide that the authorized number of directors of the Company shall not be less than one nor more than nine.  Seven directors are currently serving on the Board. The Board is authorized to increase or decrease the total number of directors within the limitations prescribed by the Company’s Bylaws.  The Company’s Bylaws and Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) divides the Board into three classes with staggered three year terms.

At the Annual Meeting, the stockholders will be asked to elect three directors to serve for three-year terms expiring at the annual meeting of stockholders in 2021. The Class II directors, whose terms of office will expire at the Annual Meeting in 2021, are Steven A. Elms, our Chairman of the Board, Adam S. Grossman and Eric I. Richman.  If each director is elected, the total number of directors comprising the Company’s Board will remain at seven directors, effective immediately following the Annual Meeting.

The Board has nominated, upon the recommendation of our Governance and Nominations Committee, Steven A. Elms, Adam S. Grossman and Eric I. Richman.  Proxies solicited by the Board will, unless otherwise directed, be voted to elect the three nominees named below.  Each nominee is currently serving as a director of the Company and has indicated a willingness to continue to serve for the term to which they are nominated, if elected.  In case any nominee is not a candidate at the Annual Meeting, the proxies named in the enclosed form of proxy intend to vote in favor of the remaining nominee and to vote for a substitute nominee in their discretion in such class, as they shall determine. Set forth below is certain information about the nominees for election as directors, including each nominee’s age and length of service as a director of the Company, principal occupation and business experience for at least the past five years and the names of other publicly held companies on whose boards the director serves or has served in the past five years.  Other than with respect to Jerrold B. Grossman, who is the father of Adam S. Grossman, our President and Chief Executive Officer and a Class II Director, there are no family relationships among any of our directors, nominees for director and executive officers.

NOMINEES FOR A THREE YEAR TERM EXPIRING AT THE 2021 ANNUAL MEETING

Steven A. Elms, 54 – Chairman

Mr. Elms has been a director of the Company since 2007.  Mr. Elms serves as Managing Partner at Aisling Capital (“Aisling Capital”), which he joined in 2000.  Previously, he was a Principal in the Life Sciences Investment Banking Group of Hambrecht & Quist.  During his five years at Hambrecht & Quist, Mr. Elms was involved in over 60 financing and merger and acquisition transactions, helping clients raise in excess of $3.3 billion in capital.  Prior to joining Hambrecht & Quist, Mr. Elms traded mortgage-backed securities at Donaldson, Lufkin & Jenrette.  His previous healthcare sector experience includes over two years as a pharmaceutical sales representative for Marion Laboratories and two years as a consultant for The Wilkerson Group.  Mr. Elms currently serves on the board of directors of Loxo Oncology, Inc. (LOXO). Mr. Elms received a B.A. in Human Biology from Stanford University and an M.B.A. from Kellogg Graduate School of Management at Northwestern University.  Mr. Elms was chosen to serve on the Board because of his valuable experience in the investment banking industry, particularly with respect to strategic and financing transactions.

Adam S. Grossman, 41 – Co-Founder, Director, President and Chief Executive Officer

Mr. Grossman has been a director of the Company since 2007, has served as the Company’s President and Chief Executive Officer since October 2011 and as the Company’s President and Chief Operating Officer between 2007 and October 2011.  Mr. Grossman has over 20 years of experience in the blood and plasma industry.  Prior to founding the Company, Mr. Grossman was the Executive Vice President of National Hospital Specialties at GenesisBPS, a position he held between 1994 and 2011.  He has experience in launching new products, building and managing national and international sales forces, managing clinical trials and completing numerous business development transactions.  Previously, he worked at MedImmune, Inc., where he worked on marketing teams for RSV and CMV immunoglobulins and at the American Red Cross, where he launched new products with the Biomedical Services division.  Mr. Grossman received a B.S. in Business Administration, with a specialization in International Business and Marketing, from American University.  Mr. Grossman is the son of Dr. Jerrold B. Grossman, our Vice Chairman and co-founder.  Mr. Grossman was chosen to serve on the Board because, as the Company’s Chief Executive Officer, he is able to provide the Board with critical insight into the day-to-day operations of the Company.

Eric I. Richman, 57 - Director

Mr. Richman has been a director of the Company since 2007 and is currently the Chairman of the Company’s Audit Committee and a member of the Company’s Compensation Committee and Governance and Nominations Committee. Mr. Richman is a Venture Partner at Brace Pharma Capital, a life science venture capital firm. Mr. Richman served as the President and Chief Executive Officer of PharmAthene, Inc. (“PharmAthene”) between October 2010 and March 2015 where he oversaw PharmAthene’s Chief Financial Officer and auditor and assisted in the preparation of PharmAthene’s SEC filings. Mr. Richman also held other senior executive positions of increasing responsibility at PharmAthene from August 2003 to October 2010. He has also served on PharmAthene’s board of directors since May 2010. Prior to joining PharmAthene, Mr. Richman held various commercial and strategic positions of increasing responsibility over a 12 year period at MedImmune, Inc. from its inception and was Director, International Commercialization at that company. Mr. Richman served as director of Lev Pharmaceuticals (subsequently acquired by Viropharma) and Chairman of its Commercialization Committee and served as a director of American Bank (subsequently acquired by Congressional Bancshares). He is currently an independent director of Tyrogenex Inc. and LabConnect and a board observer of F2G, LLC. Mr. Richman received a B.S. in Biomedical Science from the Sophie Davis School of Biomedical Education and an M.B.A. from the American Graduate School of International Management. Mr. Richman was chosen to serve on the Board because of his experience in the development and commercialization of plasma-derived products and experience as an executive officer.

Vote Required

Assuming the presence of a quorum at the Annual Meeting, the election of a Class II director requires the affirmative vote of a plurality of the shares present in person, by remote communication, or represented by proxy and entitled to vote. Thus, the three nominees with the greatest number of votes will be elected.

Board Recommendation

After careful consideration, the Board determined that election of each of the nominees for director named above is advisable and in the best interests of ADMA and its stockholders. On the basis of the foregoing, the Board has approved and declared advisable the election of each of the nominees for director named above and recommends that you vote “FOR” the election of each of the nominees for director named above.

CLASS III DIRECTORS CONTINUING IN OFFICE UNTIL THE 2019 ANNUAL MEETING

Jerrold B. Grossman D.P.S., 70 – Co-Founder and Vice Chairman

Dr. Grossman has been a director of the Company since 2007 and has over 35 years of experience in the blood and plasma industry.  He served as the Chief Executive Officer of ADMA, on a part-time basis, between 2007 and October 2011.  He is the founder and Chief Executive Officer of Technomed, Inc. (formerly National Hospital Specialties), a wholesaler of specialty biological and pharmaceutical products, and has served as Chief Executive Officer of that company since 1980.  Additionally, Dr. Grossman is the founder and President of GenesisBPS, a medical device firm specializing in blood collection and processing equipment, and has served as President of that company since 1990.  Previously, he has held positions at the New York Blood Center, Immuno-U.S., Inc. and previously served as the Chairman of the Board of Bergen Community Blood Services.  Currently, Dr. Grossman is a member of the New Jersey Blood Bank Task Force and a founder and director of the New Jersey Association of Blood Bank Professionals. He was a founder and former director of Pascack Bancorp, Inc. which was acquired by Lakeland Bancorp, Inc. in January 2016 and is currently a member of the Corporate Advisory Council of Lakeland Bancorp Inc.  Dr. Grossman has also provided consulting services to various government agencies and international organizations.  He received a B.A. in Economics and Finance from Fairleigh Dickinson University, an M.B.A. from Fairleigh Dickinson University, and his D.P.S. in Business Management from Pace University.  Dr. Grossman is the father of Adam S. Grossman, our President and Chief Executive Officer and a co-founder.  He was chosen to serve on the Board because of his role as our co-founder and past Chief Executive Officer, as well as his more than 35 years of experience serving a variety of companies and associations in the blood and plasma industry.

Lawrence P. Guiheen, 67 - Director

Mr. Guiheen has been a director of the Company since July 2012 and is currently the Chairman of the Company’s Governance and Nominations Committee and a member of the Company’s Audit Committee. Mr. Guiheen has over 25 years of experience in the blood and plasma industry.  Since July 2013, Mr. Guiheen has been Chief Commercial Officer of Kedrion BioPharma, Inc., based in Barga, Italy and Fort Lee, New Jersey.  Kedrion markets therapies globally for hemophilia, hemolytic disease of the newborn, immune and neurological disorders.  Prior to July 2013, Mr. Guiheen was principal of Guiheen and Associates, a consulting group that specialized in biopharmaceutical, pharmaceutical and medical device commercialization. Before July 2011, Mr. Guiheen was with Baxter Healthcare Corporation for over 30 years. Most recently he held the positions of General Manager Global Hemophilia Franchise from December 2010 to July 2011, President of Global BioPharmaceuticals for Baxter Healthcare's BioScience Division from March 2010 to December 2010, and President of BioPharmaceuticals US from January 2004 to March 2010. Mr. Guiheen had been a member of the BioScience Senior Management Team for over 14 years and has extensive experience leading global and domestic commercial organizations in the plasma and recombinant therapies. Mr. Guiheen is past Chairman of the Global Board of Directors for the Plasma Proteins Therapeutics Association (PPTA) and a past member of the Board of Directors of California Healthcare Institute (CHI).  Mr. Guiheen holds a B.A. degree in business administration from Rutgers University. Mr. Guiheen was chosen to serve on the Board because of his extensive experience in the plasma and pharmaceutical industries.

CLASS I DIRECTORS CONTINUING IN OFFICE UNTIL THE 2020 ANNUAL MEETING

Dov A. Goldstein, M.D., 50 – Director

Dr. Goldstein has been a director of the Company since 2007 and is currently the Chairman of the Company’s Compensation Committee. Dr. Goldstein is currently a private investor. Dr. Goldstein was the Chief Financial Officer at Schrödinger, LLC from 2017 to 2018. Dr. Goldstein served as a partner at Aisling Capital from 2008 to 2017 and was employed as a principal at Aisling Capital from 2006 to 2008. Dr. Goldstein served as the Chief Financial Officer of Loxo Oncology, Inc. (LOXO) between July 2014 and January 2015, and was its acting Chief Financial Officer from January 2015 to May 2015. From 2000 to 2005, Dr. Goldstein served as Chief Financial Officer of Vicuron Pharmaceuticals, Inc., which was acquired by Pfizer, Inc. in September 2005. Prior to joining Vicuron, Dr. Goldstein was Director of Venture Analysis at HealthCare Ventures. Dr. Goldstein also completed an internship in the Department of Medicine at Columbia-Presbyterian Hospital. Dr. Goldstein serves as a director of Esperion Therapeutics, Inc. Dr. Goldstein received a B.S. from Stanford University, an M.B.A. from Columbia Business School and an M.D. from Yale School of Medicine. ADMA believes that Dr. Goldstein’s medical training and his experience in the biopharmaceutical industry as a venture capital investor, as an executive of Vicuron and a member of the boards of directors of other biopharmaceutical companies, as well as his valuable perspective on ADMA's business, give him the qualifications and skills to serve as a director.

Bryant E. Fong, 45 - Director

Mr. Fong has been a director of the Company since May 2012 and is currently a member of the Company’s Audit Committee, Compensation Committee and Governance and Nominations Committee. Mr. Fong has over 22 years of experience in the life sciences industry. Mr. Fong is a founding Managing Director and General Partner at Biomark Capital Fund (“Biomark Capital”), a life sciences private equity firm formed in 2013. Prior to Biomark Capital, Mr. Fong was a Managing Director and General Partner of Burrill & Company, where he spent almost 16 years investing in and managing investments in private and public companies in the biotechnology industry. Some of Mr. Fong's most notable investments include Pharmasset (VRUS), Novadaq Technologies (NVDQ), Galapagos (GLPG), Ceptaris Therapeutics, Ferrokin Biosciences, WaveTec Vision and JHL Biotech. Prior to joining Burrill & Company, Mr. Fong held positions as a research scientist with two early stage biotechnology companies located in the San Francisco Bay Area. Mr. Fong currently serves on the boards of directors of a number of private and public life science companies. Mr. Fong earned his B.S. with honors in Molecular and Cell Biology-Biochemistry from the University of California, Berkeley. He was nominated by Biomark Capital to serve on the Board because of his extensive experience in the biotechnology industry.

THE AUDITOR RATIFICATION PROPOSAL

Our Audit Committee has appointed CohnReznick LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2018.  In connection with this appointment, CohnReznick LLP will examine and report to stockholders on the consolidated financial statements of the Company and its subsidiaries for 2018.

Although stockholder ratification of the appointment of our independent registered public accounting firm is not required by our Bylaws or otherwise, the Board has put this proposal before the stockholders because it believes that seeking stockholders’ ratification of the Audit Committee’s appointment of our independent registered public accounting firm is good corporate practice.  This vote is only advisory, however, because the Audit Committee has the sole authority to retain and dismiss our independent registered public accounting firm.  If the appointment of CohnReznick LLP is not ratified, the Audit Committee will evaluate the basis for the stockholders’ vote when determining whether to continue the firm’s engagement.  Even if the appointment is ratified, the Audit Committee in its sole discretion may direct the appointment of a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of the Company and its stockholders.

Representatives of CohnReznick LLP are expected to be present at the Annual Meeting and are expected to be available to respond to appropriate questions from stockholders.  They also will have the opportunity to make a statement if they desire to do so.

Vote Required

The Auditor Ratification Proposal requires the affirmative vote of the holders of a majority of the shares of common stock present in person, by remote communication, or represented by proxy at the Annual Meeting and entitled to vote thereon, in order for each such proposal to be approved. This means that the number of votes cast “FOR” must exceed the combined number of votes “AGAINST” and abstentions (which will each have the same effect as an “AGAINST” vote).

Board Recommendation

After careful consideration, the Board determined that ratification of the Audit Committee’s appointment of CohnReznick LLP as our independent registered public accounting firm for 2018 is advisable and in the best interests of ADMA and its stockholders. On the basis of the foregoing, the Board has approved and declared advisable the ratification of the Audit Committee’s appointment of CohnReznick LLP as our independent registered public accounting firm for 2018 and recommends that you vote “FOR” the ratification of the Audit Committee’s appointment of CohnReznick LLP as our independent registered public accounting firm for 2018.

Principal Accounting Fees and Services

The following table summarizes the aggregate fees billed for professional services rendered to us by CohnReznick LLP, our registered independent public accounting firm, during the fiscal years ended December 31, 2016 and 2017. A description of these fees and services follows the table.

	2016	2017
Audit Fees (1)	$198,149	$595,686
Audit-Related Fees (2)	—	—
Tax Fees (3)	60,096	17,980
All Other Fees (4)	538,118	254,272
TOTAL	$796,363	$867,938

__________

(1) Fees for audit services in 2016 and 2017 consisted of fees billed for professional services rendered for the audit of the Company’s consolidated annual financial statements included in our Annual Report on Form 10-K, the review of the interim consolidated financial statements included in our Quarterly Reports on Form 10-Q, the professional services rendered relating to the Company in connection with public offerings of securities, related comfort letters and services that are normally provided by our independent registered public accountants in connection with statutory and regulatory filings or engagements.

(2) Audit-related fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.”

(3) Tax fees consist of fees billed for services including, but not limited to, assistance with tax compliance and the preparation of tax returns, tax consultation services, assistance in connection with tax audits and tax advice related to mergers, acquisitions and dispositions.

(4) This category includes fees related to (i) due diligence services performed in 2016 and 2017 in connection with the Company’s acquisition of certain therapy business related assets of BPC on June 6, 2017 (the “BPC Transaction”) and (ii) the audit of BPC’s therapy business unit in 2016 in connection with the BPC Transaction.

The Audit Committee has considered whether the provision of these services by CohnReznick LLP is compatible with maintaining the independence of CohnReznick LLP. Further, all of the services provided by CohnReznick LLP in 2016 and 2017 were approved in advance in accordance with the Audit Committee’s pre-approval policies and procedures described below. The Audit Committee did not rely on the waiver of pre-approval procedures permitted with respect to de minimis non-audit services under the applicable rules of the SEC for its approval of any of the services provided by CohnReznick LLP in 2016 and 2017.

Pre-Approval of Audit and Permissible Non-Audit Services

Our Audit Committee requires pre-approval of all audit and non-audit services in one of two methods.  Under the first method, the engagement to render the services would be entered into pursuant to pre-approval policies and procedures established by the Audit Committee, provided (i) the policies and procedures are detailed as to the services to be performed, (ii) the Audit Committee is informed of each service, and (iii) such policies and procedures do not include delegation of the Audit Committee’s responsibilities under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to the Company’s management.  Under the second method, the engagement to render the services would be presented to and pre-approved by the Audit Committee (subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act that are approved by the Audit Committee prior to the completion of the audit).  The Chairman of the Audit Committee has the authority to grant pre-approvals of audit and permissible non-audit services by the independent registered public accounting firm, provided that all pre-approvals by the Chairman must be presented to the full Audit Committee at its next scheduled meeting.  The Audit Committee considers, among other things, whether the provision of such audit or non-audit services is consistent with applicable regulations regarding maintaining auditor independence, whether the provision of such services would impair the independent register public accounting firm’s independence and whether the independent registered public accounting firm are best positioned to provide the most effective and efficient service.

Report of the Audit Committee

The following Report of the Audit Committee shall not be deemed incorporated by reference into any of our filings under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent we specifically incorporate it by reference therein.

The Audit Committee reviews our financial reporting process on behalf of our Board.  Management has the primary responsibility for the financial statements, the reporting process and maintaining our system of internal control over financial reporting.  Our independent registered public accounting firm was engaged to audit and express opinions on the conformity of our financial statements to generally accepted accounting principles in the United States.

         The Audit Committee of the Board has:

•	Reviewed and discussed the Company’s audited financial statements for the year ended December 31, 2017 with management;

•	Discussed with CohnReznick LLP the matters required to be discussed by the statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board (PCAOB) in Rule 3200T; and

•	Received written disclosures and a letter from CohnReznick LLP regarding its independence as required by applicable requirements of the PCAOB regarding CohnReznick LLP’s communications with the Audit Committee, and the Audit Committee further discussed with CohnReznick LLP their independence. The Audit Committee also considered the status of pending litigation, taxation matters and other areas of oversight relating to the financial reporting and audit process that the committee determined appropriate.

Based on the Audit Committee’s review of the audited financial statements and discussions with management and CohnReznick LLP, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 for filing with the SEC.

Submitted by the members of the Audit Committee:

Eric I. Richman, Chairman

Bryant E. Fong

Lawrence P. Guiheen

ADMA CORPORATE GOVERNANCE

Director Independence

Our Board has determined that each of Bryant E. Fong, Dov A. Goldstein, M.D., Lawrence P. Guiheen and Eric I. Richman are independent as that term is defined under the applicable independence listing standards of NASDAQ.

Nominating Rights

Our Board includes members who are designated nominees of certain of our stockholders.  Mr. Fong is currently the designated nominee of Biomark Capital, Steven A. Elms is currently the designated nominee of Aisling Capital, and Dr. Jerrold B. Grossman is currently the designated nominee of Hariden, LLC (“Hariden”), an entity controlled by Adam S. Grossman.  In February 2012, we completed a private placement (the “2012 Financing”).  As lead investors in the 2012 Financing, each of Biomark Capital, Aisling Capital and Hariden are entitled to designate one nominee to our Board for as long as each such entity owns 50% of the shares of common stock that it owned immediately following the closing of the 2012 Financing.

On June 6, 2017, upon closing of the BPC Transaction, the Company and BPC entered into a Stockholders Agreement (the “Stockholders Agreement”) Pursuant to the Stockholders Agreement, BPC has the right to nominate one Board member and designate one Board observer in its reasonable discretion, each of whom will be accepted by the Board absent a good faith objection for a reasonable and compelling reason. BPC will retain such rights until such time as BPC (and its affiliates) no longer holds 10% of our issued and outstanding capital stock, at which time BPC will cause its director designee to resign. For so long as BPC holds such rights, if (a) the Board is expanded to nine directors or more or (b) BPC participates in one or more equity financings in which it contributes to ADMA aggregate gross proceeds of at least $15,000,000, then BPC may nominate a second director to the Board in its reasonable discretion, who will be accepted by the Board absent a good faith objection for a reasonable and compelling reason. We may either procure the resignation of an existing director or increase the size of the board to accommodate BPC’s designee(s). On June 6, 2017, pursuant to the Stockholders Agreement, Dr. Bernhard Ehmer was appointed as a director and Michael Ramroth was appointed as a Board observer. On February 15, 2018, we received letters from Dr. Ehmer and Mr. Ramroth that they have resigned as a member and observer, respectively, of the Board, effective immediately. These resignation were precipitated by certain commitments made by Biotest AG and BPC with the Committee on Foreign Investment in the United States in connection with a transaction unrelated to us. There was no disagreement between Dr. Ehmer and us on any matter relating to our operations, policies or practices.

Board Leadership Structure and Role in Risk Oversight

Our Board evaluates its leadership structure and role in risk oversight on an ongoing basis.

Our Board is composed of seven directors, of whom four are independent in accordance with the applicable NASDAQ independence listing standards.  Presently, the Board has the following standing committees:  Audit Committee, Compensation Committee, and Governance and Nominations Committee.  Each of the standing committees is comprised solely of independent directors.  In accordance with NASDAQ rules, our Audit Committee is responsible for overseeing risk management and updates the full Board periodically.

To assure effective and independent oversight of management, our Board currently operates with the roles of President and Chief Executive Officer and Chairman of the Board separated in recognition of the differences between these two roles in the management of the Company.  Although our Board does not have a policy as to whether the same individual may serve as both Chairman and President and Chief Executive Officer, or if the roles must be separate, our Board believes that its current leadership structure provides the most effective leadership model for our Company, as it promotes balance between the Board’s independent authority to oversee our business and the President and Chief Executive Officer and his management team which manages the business on a day-to-day basis.  The President and Chief Executive Officer has overall responsibility for all aspects of our operation, while the Chairman has a greater focus on governance of the Company, including oversight of the Board. We believe this balance of shared leadership between the two positions is a strength for the Company.  As our Chairman, Mr. Elms calls and chairs regular and special meetings of the Board, chairs and presides at annual or special meetings of stockholders, provides meaningful input into the agenda of Board meetings, authorizes the retention of outside advisors, consultants and legal counsel who report directly to the Board and consults frequently with committee chairs.  Additionally, by permitting more effective monitoring and objective evaluation of the Chief Executive Officer’s performance, this structure increases the accountability of the Chief Executive Officer.  A separation of the Chief Executive Officer and Chairman roles also prevents the former from controlling the Board’s agenda and information flow, thereby reducing the likelihood that the Chief Executive Officer would abuse his power.

The Board, acting primarily through the Audit Committee, is also responsible for oversight of our risk management practices, while management is responsible for the day-to-day risk management processes. This division of responsibilities is the most effective approach for addressing the risks facing the Company, and the Company’s board leadership structure supports this approach. Through our President and Chief Executive Officer, and other members of management, the Board receives periodic reports regarding the risks facing the Company. In addition, the Audit Committee assists the Board in its oversight role by receiving periodic reports regarding our risk and control environment.

The Compensation Committee also reviews the Company’s compensation practices to confirm that they do not create risks likely to have a material adverse effect on the Company. This review includes comparing the compensation practices of the Company with peer companies in the life sciences sector as well as insuring that the compensation packages of key executives are tied to the long-term success of the Company and therefore correlated to increases in stockholder value.

Meetings of the Board and its Committees

The Board held a total of 13 meetings during the fiscal year ended December 31, 2017. During the fiscal year ended December 31, 2017, no incumbent director attended fewer than 75% of the aggregate of all meetings of the Board held during the period in which he served as a director and the total number of meetings held by the committee on which he served during the period.  Members of our Board are invited and encouraged to attend each annual meeting of stockholders, and each director attended the prior annual meeting of stockholders held on May 25, 2017.

Board Committees

Our Board currently has three standing committees: an Audit Committee, a Compensation Committee and a Governance and Nominations Committee.  These committees, their principal functions and their respective memberships are described below.

Audit Committee

The members of our Audit Committee are Eric I. Richman (Chairman), Bryant E. Fong and Lawrence P. Guiheen.  The composition and responsibilities of the Audit Committee, as reflected in its charter, are intended to be in accordance with applicable rules of the SEC for corporate audit committees and listing requirements of NASDAQ.  Our Board has determined that each Audit Committee member meets the definition of an independent director as defined by the applicable NASDAQ listing standards and the additional independence criteria for members of audit committees specified in the NASDAQ listing standards and Rule 10A-3 under the Exchange Act.  Our Board has determined that Mr. Richman, the chairman of the Audit Committee, qualifies as an “audit committee financial expert,” as such term is defined by SEC rules.

The Audit Committee was established in accordance with section 3(a)(58)(A) of the Exchange Act.  The primary functions of the Audit Committee are to: (i) review the financial reports and other financial information prepared by the Company for submission to any governmental or regulatory body or the public and monitor the integrity of such financial reports; (ii) review the Company’s systems of internal controls established for finance, accounting, legal compliance and ethics; (iii) review the Company’s accounting and financial reporting processes generally and the audits of the financial statements of the Company; (iv) monitor compliance with legal regulatory requirements; (v) monitor the independence and performance of the Company’s registered independent public accounting firm; and (vi) provide effective communication between the Board, senior and financial management and the Company’s registered independent public accounting firm.  The Audit Committee meets regularly with our independent registered public accounting firm without management present, and from time to time with management in separate private sessions, to discuss any matters that the Audit Committee or these individuals believe should be discussed privately with the Audit Committee, including any significant issues or disagreements that may arise concerning our accounting practices or financial statements. In addition, the Audit Committee assists the Board in its oversight role by receiving periodic reports regarding our risk and control environment.

The Audit Committee is also responsible for addressing matters of accounting policy with our independent registered public accounting firm register public accounting firm register public accounting firm.  In discharging its role, the Audit Committee is empowered to investigate any matter within the scope of its responsibilities with full access to all of our books, records, facilities and personnel.  The Audit Committee also has the power to retain special legal, accounting and other advisors as it deems necessary to carry out its duties.

The Audit Committee held three meetings during the year ended December 31, 2017.  A copy of the Audit Committee’s charter is posted on our website at www.admabiologics.com.

Compensation Committee

The members of our Board’s Compensation Committee are Dov A. Goldstein, M.D. (Chairman), Mr. Fong and Mr. Richman.  Our Board has determined that all members of the Compensation Committee are independent directors as defined by the applicable Nasdaq listing standards.

The Compensation Committee is responsible for ensuring that the Company’s compensation program is:  (i) effective in attracting and retaining the Company’s President and Chief Executive Officer, the Company’s other executive officers, the Company’s other officers and the Company’s non-management directors; (ii) administered fairly and in our stockholders’ interests; and (iii) in compliance with the applicable compensation rules, regulations and guidelines promulgated by NASDAQ, the SEC, and other laws, as amended from time to time.  The Compensation Committee reviews and recommends to the Board appropriate executive compensation policies, compensation of the directors and officers, and executive and employee benefit plans and programs, and is responsible for overseeing such policies, compensation, plans and programs approved by the Board, and where appropriate, by our stockholders.  In connection with its evaluations and determinations in 2017, the Compensation Committee retained the services of Arthur J. Gallagher & Co. (“AJG”) and Radford, nationally known executive compensation and benefits consulting firms, to advise it on various matters related to executive and director compensation and compensation programs.  AJG or Radford may also from time to time advise management, with the Compensation Committee’s consent.  AJG and Radford were hired by and report to the Compensation Committee.  Pursuant to its charter, the Compensation Committee has the power to hire and fire such consultants and to engage other advisors.

Compensation of our President and Chief Executive Officer, including salary, bonus, stock options and certain other arrangements, is recommended to the Board for determination, by the Compensation Committee.  The President and Chief Executive Officer, or any other executive officer for whom compensation is being discussed or determined, is not permitted to be present at meetings at which their respective compensation or performance is discussed or determined.

Under the Compensation Committee Charter, our President and Chief Executive Officer and our Chairman of the Board may recommend to the Compensation Committee individual compensation awards for our officers.  The Compensation Committee would then have to review the recommendation and make its own recommendation to the Board.

The Compensation Committee may also form, and delegate its authority to, subcommittees or other committees of the Board when deemed appropriate.  In addition, the Compensation Committee may retain special legal counsel, compensation or other consultants to advise it on compensation matters or as it deems appropriate.

The Compensation Committee held three meetings during the year ended December 31, 2017.  A copy of the Compensation Committee’s charter is posted on our website at www.admabiologics.com.

Governance and Nominations Committee

The members of our Board’s Governance and Nominations Committee are Mr. Guiheen (Chairman), Mr. Fong and Mr. Richman.  Our Board has determined that all members of the Governance and Nominations Committee are independent directors as defined by the applicable Nasdaq listing standards.

The Governance and Nominations Committee’s role and responsibilities are set forth in the Governance and Nominations Committee’s written charter and include (i) evaluating and making recommendations to the full Board the persons to be nominated for election as directors at any meeting of stockholders and the persons to be elected by the Board to fill any vacancies on the Board; (ii) developing and recommending to the Board a set of corporate governance principles and a code of conduct applicable to the Company; and (iii) overseeing the evaluation of the Board through annual assessment by the Governance and Nominations Committee of the performance of each member of the Board.  In evaluating independence of directors, the Governance and Nominations Committee considers many factors and has taken the position that a director could be considered independent despite being affiliated with a significant stockholder.

In identifying candidates for membership on the Board, the Governance and Nominations Committee takes into account all factors it considers appropriate, which may include (a) ensuring that the Board, as a whole, is diverse and consists of individuals with various and relevant career experience, relevant technical skills, industry knowledge and experience, financial expertise (including expertise that could qualify a director as a “audit committee financial expert,” as that term is defined by the rules of the SEC), local or community ties; and (b) minimum individual qualifications, including strength of character, mature judgment, familiarity with the Company’s business and industry, independence of thought and an ability to work collegially.  The Governance and Nominations Committee also may consider the extent to which the candidate would fill a present need on the Board.

The Company is of the view that the continuing service of qualified incumbents promotes stability and continuity in the board room, contributing to the ability of the Board to work as a collective body, while giving the Company the benefit of the familiarity and insight into the Company’s affairs that its directors have accumulated during their tenure.  Accordingly, the process of the Governance and Nominations Committee for identifying nominees reflects the Company’s practice of re-nominating incumbent directors who continue to satisfy the Governance and Nominations Committee’s criteria for membership on the Board, whom the Governance and Nominations Committee believes continue to make important contributions to the Board and who consent to continue their service on the Board.  The Governance and Nominations Committee will identify and/or solicit recommendations for new candidates when there is no qualified and available incumbent.

The Governance and Nominations Committee will consider nominees recommended by stockholders.  There are no differences in the manner in which the committee evaluates nominees for director based on whether the nominee is recommended by a stockholder.  Stockholders who would like to have our Governance and Nominations Committee consider their recommendations for nominees for the position of director should submit their recommendations, in a timely manner, in accordance with the procedures set forth below, in writing to: Corporate Secretary, ADMA Biologics, Inc., 465 State Route 17 South, Ramsey, New Jersey 07446.

For nominations, a stockholder’s notice must include: (i) as to each person whom the stockholder proposes to nominate for election as a director, (A) the name, age, business address and residential address of such person, (B) the principal occupation or employment of such person, (C) the class and number of shares of stock of the Company that are beneficially owned by such person, (D) any other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors or is otherwise required by the rules and regulations of the SEC promulgated under the Exchange Act, and (E) the written consent of the nominee to be named in the proxy statement as a nominee and to serve as a director if elected; and (ii) as to the stockholder giving the notice, (A) the name, business address, and residential address, as they appear on our stock transfer books, of the nominating stockholder, (B) a representation that the nominating stockholder is a stockholder of record and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, (C) the class and number of shares of stock of the Company beneficially owned by the nominating stockholder, and (D) a description of all arrangements or understandings between the nominating stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the nominating stockholder.

The Governance and Nominations Committee met once during the year ended December 31, 2017.  A copy of the Governance and Nominations Committee’s charter is posted on our website at www.admabiologics.com.

Code of Ethics and Business Conduct Standards

We are committed to quality, innovation and above all, ethical professional conduct.  Our Code of Ethics and Business Conduct Standards, as amended and restated (the “Code”), applies to all directors, officers and employees of the Company, including our principal executive officer, principal financial officer, principal accounting officer and controller or persons performing similar functions, and contains the general guidelines for conducting the business of the Company and its subsidiaries and affiliates.

It is the policy of the Company to conduct its business in a matter that meets the highest ethical and moral standards to comply strictly with all laws and regulations governing its operations.  The overall purpose of the Code is to ensure compliance of general guidelines for conducting the business of the Company consistent with the understanding of Company personnel of the Company’s standards of ethical business practices, laws, rules and regulations.  The Code includes provisions relating to compliance with all laws and regulations governing its operations, compliance with Regulation FD promulgated under the Exchange Act, conduct regarding business activity (including conflicts of interest, corporate opportunities, loans to directors, officers and employees, gratuities, gifts and favors, insider trading and tipping, communications, acting in the best interest of the Company, confidentiality, fair dealing, antitrust, accuracy of Company records and representations, record retention, the Company’s commitment to providing a safe, orderly, diverse and tolerant work environment that is free of any discrimination or harassment ), conduct regarding outside activity (including responsible citizenship and political activity), conduct regarding the Company’s facilities and property (including professional and personal use of the Company’s information systems and assets), waivers of the Code, and encourages contact with the Company’s Corporate Compliance Officer.

All of our directors, officers and employees are expected to be familiar with the Code and to adhere to those principles and procedures set forth in the Code that apply to them.  The Company has posted the Code, and will post any amendments to the Code, as well as any waivers that are required to be disclosed by the rules of the SEC, on the Company’s website at www.admabiologics.com.

Stockholder Communications

Any stockholder or other interested party who wishes to communicate directly with the Board as a group or any individual member of the Board, including any of our independent directors, should write to:  The Board of Directors, c/o ADMA Biologics, Inc., 465 State Route 17 South, Ramsey, New Jersey 07446, Attention:  Corporate Secretary.

Relevant communications will be distributed to any or all directors as appropriate depending on the facts and circumstances outlined in the individual communication.  In accordance with instructions from the Board, the Corporate Secretary reviews all correspondence, organizes the communications for review by the Board and distributes such communications to the full Board, to the independent directors or to one or more individual members, as appropriate.  In addition, at the request of the Board, communications that do not directly relate to our Board’s duties and responsibilities as directors will be excluded from distribution.  Such excluded items include, among others, “spam,” advertisements, mass mailings, form letters, and email campaigns that involve unduly large numbers of similar communications; solicitations for goods, services, employment or contributions; and surveys.  Additionally, communications that appear to be unduly hostile, intimidating, threatening, illegal or similarly inappropriate will also be screened for omission.  Any excluded communication will be made available to any director upon his or her request.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own more than 10% of our outstanding shares of common stock and non-voting common stock, $0.0001 par value per share (the “non-voting common stock” and, together with our common stock, the “stock”), to file with the SEC initial reports of ownership and reports of changes in ownership in our stock and other equity securities. Specific due dates for these records have been established, and we are required to report in this proxy statement any failure in 2017 to file by these dates. To our knowledge, based solely on a review of the copies of such reports furnished to us and representations that no other reports were required, there were no reports required under Section 16(a) of the Exchange Act that were not timely filed during the fiscal year ended December 31, 2017.

ADMA SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth information regarding the beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act) of our stock as of April 1, 2018, except as noted below, by:

•	each of our directors;

•	each of our named executive officers (as defined in Item 402(m)(2) of Regulation S-K);

•	each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our common stock; and

•	all of our directors and executive officers as a group.

Shares of our common stock subject to options, warrants, or other rights currently exercisable or exercisable within 60 days of April 1, 2018 are deemed to be beneficially owned and outstanding for purposes of computing the share ownership and percentage of the person holding such options, warrants or other rights, but are not deemed outstanding for computing the percentage of any other person.  Except as indicated in the footnotes below, each holder listed below possesses sole voting and/or investment power with respect to their shares of stock and such holder’s address is c/o ADMA Biologics, Inc., 465 State Route 17 South, Ramsey, New Jersey 07446.  An asterisk (*) denotes less than 1% of ownership of stock.  The information is not necessarily indicative of beneficial ownership for any other purpose.  Percentage ownership calculations for beneficial ownership are based on an aggregate of 45,317,244 shares of stock outstanding as of April 1, 2018, comprised of 36,726,084 shares of common stock and 8,591,160 shares of non-voting common stock. Each outstanding share of non-voting common stock is owned by Biotest Pharmaceuticals Corporation (“BPC”). This table does not give effect to any transactions by any of the persons below that have occurred after April 1, 2018.

	Shares Beneficially Owned
Name of Beneficial Owner	Number	Percent (1)

Dr. Jerrold B. Grossman (2)	236,783	*
Adam S. Grossman (3)	1,808,532	3.9%
Steven A. Elms (4)	3,682,933	8.1%
Dov A. Goldstein, M.D. (5)	19,745	*
Eric I. Richman (6)	138,710	*
Bryant E. Fong (7)	1,508,066	3.3%
Lawrence P. Guiheen (8)	80,762	*
Brian Lenz (9)	178,461	*
James Mond, M.D., Ph.D. (10)	224,423	*
All directors and executive officers as a group (9 persons)	7,878,415	16.9%

Owners of more than 5% of our stock
Biotest Pharmaceuticals Corporation (11)	18,700,694	41.3%
Aisling Capital II LP (12)	3,737,950	8.2%
Consonance Capital Management LP (13)	3,367,635	7.4%
Perceptive Advisors LLC (14)	3,821,102	8.4%

* Less than 1%.

 ___________

(1) Based on 36,726,084 shares of common stock outstanding and 8,591,160 shares of non-voting common stock outstanding. Each outstanding share of non-voting common stock is owned by BPC.

(2) 38,294 shares of common stock are owned by the Genesis Foundation (“Genesis”).  Dr. Grossman is the President of Genesis, the Vice Chairman of the Board and Hariden’s designee for nomination to the Board.  Also includes options to purchase 121,403 shares of common stock but does not include options to purchase 68,134 shares of common stock which have not vested and will not vest within 60 days of April 1, 2018.

(3) 580,957 shares are owned by Hariden, of which Mr. Grossman is the managing member. 744,000 shares of common stock are owned by Areth, LLC (“Areth”), of which Mr. Grossman is a control person. Mr. Grossman is the President and Chief Executive Officer of the Company. Also includes options to purchase 471,969 shares of common stock but does not include options to purchase 1,002,458 shares of common stock which have not vested and will not vest within 60 days of April 1, 2018.

(4) Amount includes options to purchase 74,762 shares of common stock, but does not include options to purchase 32,912 shares of common stock, which have not vested and will not vest within 60 days of April 1, 2018. Mr. Elms is Aisling Capital's designee for nomination to the Company’s Board.  As a Managing Member of Aisling Partners, a control person of Aisling Capital (see footnote 12), and as a member of the six member investment committee of Aisling Capital’s General Partner, Mr. Elms may be deemed to be the beneficial owner of shares of common stock owned of record by Aisling Capital.  The address for Mr. Elms is 888 Seventh Avenue, 12th Floor, New York, New York 10106.

(5) Amount includes options to purchase 19,745 shares of common stock held by Dr. Goldstein, but does not include options to purchase 32,912 shares of common stock which have not vested and will not vest within 60 days of April 1, 2018, and does not include vested options to purchase 55,017 shares of common stock which are held for the benefit of Aisling Capital, where Dr. Goldstein served as a partner from 2008 to 2017.

(6) Amount includes options to purchase 107,410 shares of common stock but does not include options to purchase 46,078 shares of common stock, which have not vested and will not vest within 60 days of April 1, 2018.

(7) 1,433,304 shares of common stock are held by Biomark Capital. Amount includes options to purchase 74,762 shares of common stock, but does not include options to purchase 32,912 shares of common stock which have not vested and will not vest within 60 days of April 1, 2018, held for the benefit of Biomark Capital.  Mr. Fong is Biomark Capital's designee for nomination to the Board.  Mr. Fong is a founding Managing Director and General Partner at Biomark Capital. The address for Mr. Fong is c/o Biomark Capital Fund IV GP LLC, 537 Steamboat Road, Suite 200, Greenwich, Connecticut 06830.

(8) Amount includes options to purchase 74,762 shares of common stock, does not include options to purchase 32,912 shares of common stock which have not vested and will not vest within 60 days of April 1, 2018, and includes 1,000 shares of common stock held beneficially by the Guiheen Trust. Mr. Guiheen is joint trustee of the Guiheen Trust. Mr. Guiheen is a director of the Company.

(9) Amount includes options to purchase 163,461 shares of common stock, but does not include options to purchase 371,483 shares of common stock which have not vested and will not vest within 60 days of April 1, 2018.  Mr. Lenz is the Vice President and Chief Financial Officer of the Company.

(10) Amount includes options to purchase 211,034 shares of common stock, but does not include options to purchase 424,058 shares of common stock which have not vested and will not vest within 60 days of April 1, 2018.  Dr. Mond is the Executive Vice President, Chief Scientific Officer and Chief Medical Officer of the Company.

(11) Consists of 10,109,534 shares of common stock and 8,591,160 shares of non-voting common stock. All shares are held by BPC. Ileana Carlisle, BPC’s Chief Executive Officer, has the sole power to vote and dispose of the shares of common stock and non-voting common stock which BPC directly beneficially owns. The address of BPC is 901 Yamato Rd., Suite 101, Boca Raton, Florida 33431.

(12) The shares of common stock directly held by Aisling Capital are deemed to be beneficially owned by Aisling Capital Partners, LP (“Aisling GP”), as general partner of Aisling Capital, and Aisling Capital Partners, LLC (“Aisling Partners”), as general partner of Aisling GP, and may be deemed to be beneficially owned by each of the individual managing members of Aisling Partners. The individual managing members (collectively, the “Aisling Managers”) of Aisling Partners are Dr. Andrew Schiff, Mr. Elms and Mr. Dennis Purcell. Aisling GP, Aisling Partners, and the Aisling Managers may share voting and dispositive power over the shares of common stock owned of record by Aisling Capital. The address for Aisling GP, Aisling Partners, and the Aisling Managers is 888 Seventh Avenue, 12th Floor, New York, New York 10106. The information in the preceding sentences is based on Aisling Capital’s Schedule 13D/A filed with the SEC on November 16, 2017. Amount includes options to purchase an aggregate of 129,779 shares of common stock held by Mr. Elms and Dr. Goldstein for the benefit of Aisling Capital, but does not include options to purchase 32,912 shares of common stock held by Mr. Elms for the benefit of Aisling Capital, which have not vested and will not vest within 60 days. Also see footnotes 4 and 5.

(13) Consists of 3,367,635 shares of common stock (“Master Account Shares”) directly held by Consonance Capital Master Account LP (“Consonance Master”), of which 297,011 shares (“Managed Account Shares”) are directly held by a managed account managed by Consonance Capital Opportunity Fund Management LP (“Consonance Opportunity”). Consonance Capital Management LP (“Consonance”) is the investment adviser of Consonance Master and pursuant to an investment advisory agreement, Consonance exercises voting and investment power over the Master Account Shares held by Consonance Master. Consonance Capman GP LLC (“Capman”) is the general partner of Consonance and Mitchell Blutt, as the Manager and Member of Capman and Chief Executive Officer of Consonance, may be deemed to control Capman and Consonance. Capman is the general partner of Consonance Opportunity and Mitchell Blutt, as the Manager and Member of Capman, may be deemed to control Capman and Consonance Opportunity. The address for Consonance, Consonance Opportunity, Mitchell Blutt and Capman is 1370 Avenue of the Americas, Floor 33, New York, New York 10019. Consonance Master reports shared voting and dispositive power with respect to the Master Account Shares. Consonance Opportunity reports shared voting and dispositive power with respect to the Managed Account Shares. Share ownership reported above is based on information provided in a Schedule 13G/A filed by Consonance on February 14, 2018.

(14)  Consists of 3,821,102 shares of common stock directly held by Perceptive Life Sciences Master Fund, Ltd. (the “Perceptive Master Fund”). Mr. Joseph Edelman, the managing member of Perceptive Advisors LLC (“Perceptive”), the investment manager to the Perceptive Master Fund, exercises sole dispositive and voting power over the shares of common stock owned by the Perceptive Master Fund. The principal address for the entities affiliated with Perceptive is 51 Astor Place, 10th Floor, New York, New York 10003. Share ownership reported above is based on a Form 13G/A filed by Perceptive on November 15, 2017.

ADMA EXECUTIVE OFFICERS AND DIRECTOR AND OFFICER COMPENSATION

Director Compensation

The following table sets forth the compensation paid to non-executive directors for the year ended December 31, 2017.

Name	Fees Earned or Paid in Cash ($) (1)	Option Awards ($) (2)(3)(4)	Total ($)
Steven A. Elms (5)	65,920	142,527	208,447
Dr. Jerrold B. Grossman	65,920	279,165	345,085
Dov A. Goldstein, M.D. (5)	45,320	26,411	70,411
Eric I. Richman	59,740	193,605	253,345
Bryant E. Fong (6)	52,530	26,411	77,411
Lawrence P. Guiheen	53,560	26,411	78,411
Bernhard Ehmer (7)	20,428	—	20,428

(1) The amounts reflected in this column represent the cash fees earned by non-executive directors for services during 2017.  Fees earned are based on membership on the Board, committee membership and committee leadership positions.  Please refer to our general policy on compensation of the members of our Board below in the section entitled “General Policy Regarding Compensation of Directors.”

(2) The amounts in this column represent the aggregate grant date fair value for stock option awards issued during 2017 computed in accordance with FASB ASC Topic 718.  Please see footnote (2) to the Summary Compensation Table below for relevant assumptions made.  As of December 31, 2017, the aggregate number of option awards outstanding (vested and unvested) for Mr. Elms was 107,674, for Dr. Grossman was 189,537, for Dr. Goldstein was 107,674, for Mr. Richman was 153,488, for Mr. Fong was 107,674, for Mr. Guiheen was 107,674 and for Dr. Ehmer was 0.  These options vest in equal monthly installments over a 24-month period following the date of grant.

(3) On February 14, 2017, the Company granted to each of its then non-executive directors an option to purchase 10,000 shares of the Company’s common stock.  Each option granted to such non-executive directors has an exercise price of $5.00, the closing price of the Company’s common stock on NASDAQ on February 14, 2017, and vests in 24 equal monthly installments, becoming fully vested on the second anniversary of the date of grant. Each option shall terminate on the earlier of (i) February 14, 2027 and (ii) the first anniversary of such director’s ceasing to serve on the Board.

(4) On June 6, 2017, upon closing the BPC Transaction, the Company granted to each of its then non-executive directors an option in the following amounts: (i) 118,861 option shares to Dr. Grossman; (ii) 78,144 option shares to Mr. Richman; and (iii) 53,837 option shares to each of Mr. Elms, Mr. Fong, Dr. Goldstein and Mr. Guiheen. Each such option has an exercise price equal to $3.66, the closing price of the Company’s common stock on NASDAQ on June 6, 2017, and vests in 24 equal monthly installments, becoming fully vested on the second anniversary of the date of grant. Each option shall terminate on the earlier of (i) June 6, 2027 and (ii) the first anniversary of such director’s ceasing to serve on the Board.

(5) Board fees and option grants paid to Mr. Elms are assigned to Aisling Capital. Board fees earned by, and option grants paid to, Dr. Goldstein prior to 2017 were assigned to Aisling Capital, where he served as a partner from 2008 to 2017.

(6) Board fees and option grants paid to Mr. Fong are assigned to Biomark Capital.

(7) Dr. Ehmer served as a director of the Company from June 2017 until February 2018.

General Policy Regarding Compensation of Directors

Pursuant to a Board-approved compensation program, in 2017, each director of the Company was paid an annual cash retainer of $35,020.  The Chairman and Vice-Chairman were each paid an additional fee of $30,900.  The Chairman of the Audit Committee, the Chairman of the Compensation Committee and the Chairman of the Governance and Nominations Committee were each paid $15,450, $10,300 and $10,300, respectively.  Members of the Audit Committee, the Compensation Committee and the Governance and Nominations Committee were each paid a retainer of $8,240, $5,150 and $4,120, respectively.

On February 14, 2017, the Board approved a Board compensation program pursuant to which each director of the Company will be paid an annual cash retainer of $35,020.  The Chairman and Vice-Chairman will each be paid an additional fee of $30,900.  The Chairman of the Audit Committee, the Chairman of the Compensation Committee and the Chairman of the Governance and Nominations Committee will each be paid $15,450, $10,300 and $10,300, respectively.  Members of the Audit Committee, the Compensation Committee and the Governance and Nominations Committee will each be paid a retainer of $8,240, $5,150 and $4,120, respectively.  The Company will disburse to each member of the Board 50% of each member’s annual Board and Committee fees during January and the remaining 50% during July of each year.

Option grant awards to non-employee directors are determined by the Board in its sole, good faith discretion.  Information regarding compensation for those of our directors who are also employees is set forth in the Executive Compensation - Summary Compensation Table below.

Executive Officers

Adam S. Grossman, 41 - Founder, Director, President and Chief Executive Officer

Mr. Grossman has been a director of the Company since 2007, has served as the Company’s President and Chief Executive Officer since October 2011 and as the Company’s President and Chief Operating Officer between 2007 and October 2011. Mr. Grossman has over 20 years of experience in the blood and plasma industry. Prior to founding the Company, Mr. Grossman was the Executive Vice President of National Hospital Specialties and GenesisBPS, a position he held between 1994 and 2011. He has experience in launching new products, building and managing national and international sales forces, managing clinical trials and completing numerous business development transactions. Previously, he worked at MedImmune, Inc., where he worked on marketing teams for RSV and CMV immunoglobulins and at the American Red Cross, where he launched new products with the Biomedical Services division. Mr. Grossman received a B.S. in Business Administration, with a specialization in International Business and Marketing, from American University. Mr. Grossman is the son of Dr. Jerrold B. Grossman, our Vice Chairman. Mr. Grossman was chosen to serve on the Board because, as the Company’s Chief Executive Officer, he is able to provide the Board with critical insight into the day-to-day operations of the Company.

Brian Lenz, 45 – Vice President, Chief Financial Officer

Mr. Lenz joined the Company as Vice President and Chief Financial Officer in May 2012. Mr. Lenz was previously employed by CorMedix Inc., a developmental-stage pharmaceutical and medical device company, where he held the position of Chief Financial Officer from February 2010 and Chief Operating Officer and Chief Financial Officer from January 2012 to May 2012. Prior to joining CorMedix, Mr. Lenz was Chief Financial Officer of Arno Therapeutics from July 2008 to February 2010, Chief Financial Officer of VioQuest Pharmaceuticals from April 2004 to June 2008, Controller of Chiral Quest, Inc., a subsidiary of VioQuest Pharmaceuticals, from October 2003 to March 2004, Controller of Smiths Detection from July 2000 to October 2003, and senior auditor at KPMG LLP from October 1998 to July 2000. Mr. Lenz received a B.S. from Rider University; an M.B.A. from Saint Joseph’s University and is a licensed Certified Public Accountant.

James Mond, M.D., Ph.D., 71 – Executive Vice President, Chief Scientific Officer and Chief Medical Officer

Dr. Mond joined the Company as Chief Scientific Officer and Chief Medical Officer in July 2012.  Dr. Mond was most recently Chief Scientific Officer and Executive Vice President at Biosynexus, where he was responsible for the preclinical and clinical development of three drug candidates from December 1999 through June 2011.  Biosynexus engaged in immunological and non-immunologic approaches to treat and prevent staphylococcus infections.  Dr. Mond also functioned as its Chief Medical Officer and had involvement with the Food and Drug Administration in designing clinical studies.  While at Biosynexus, Dr. Mond served as Chief Medical Officer for a Phase III clinical trial that was run in 93 neonatal intensive care units in Europe and North America.  Prior to that time, he was professor of Medicine, Rheumatology and Immunology at the Uniformed Services University of the Health Sciences in Bethesda, Maryland, actively practicing internal medicine, rheumatology and teaching medical students.  Dr. Mond’s laboratory invented a vaccine technology that was licensed to GlaxoSmithKline and is currently the basis of a number of pediatric vaccines that are commercialized globally.  Dr. Mond also led the laboratory of Immunology at the Uniformed Services University of the Health Sciences and authored 168 papers published in peer reviewed scientific journals and 20 invited articles and book chapters.  He has over 20 issued patents in the area of vaccines.  Dr. Mond received his M.D and Ph.D. from the New York University Medical School.

Executive Compensation

Summary Compensation Table

The following table sets forth, for the periods indicated, all of the compensation awarded to, earned by or paid to (i) each individual serving as the Company’s principal executive officer during the last completed fiscal year; and (ii) each other individual who served as an executive officer at the conclusion of the fiscal year ended December 31, 2017 and who received in excess of $100,000 in compensation during such fiscal year (collectively referred to as the “named executive officers”).

Name and Principal Position	Year	Salary	Bonus (1)	Option Awards (2)	All Other Compensation (3)	Total
Adam S. Grossman	2017	$494,400	$222,210	$1,435,450	$508,088	$2,660,148
Director, President and Chief Executive Officer (4)	2016	$492,757	$212,400	$51,847	$7,950	$764,954

Dr. James Mond	2017	$360,500	$127,712	$595,838	$86,161	$1,170,211
Executive Vice President, Chief Scientific Officer and Chief Medical Officer (5)	2016	$360,177	$122,500	$20,606	$7,950	$511,233

Brian Lenz	2017	$360,500	$158,656	$486,835	$89,965	$1,095,956
Vice President and Chief Financial Officer (6)	2016	$360,177	$122,500	$17,553	$7,950	$508,180

(1) Reflects bonuses for 2017, which were paid in February 2018, and bonuses for 2016, which were paid in February 2017.

(2) The amount reflected in the table represents the aggregate grant date fair value of options computed in accordance with FASB ASC Topic 718 (formerly FAS 123R). We estimate the fair value of each option on the grant date using the Black-Scholes model with the following assumptions: To determine the risk-free interest rate, we utilized the U.S. Treasury yield curve in effect at the time of grant with a term consistent with the expected term of our awards. The expected term of the options granted is in accordance with Staff Accounting Bulletin 107 which is based on the average between vesting term and contractual term. The expected dividend yield reflects our current and expected future policy for dividends on our common stock. The expected stock price volatility for our stock options was calculated by examining a pro rata percentage of historical volatilities for similar publicly traded industry peers, along with the trading history for our common stock. We will continue to analyze the expected stock price volatility and expected term assumptions. We have not experienced any material forfeitures of stock options and as such, have not established a forfeiture rate. Since the stock options currently outstanding are primarily held by our senior management and directors, we will continue to evaluate the effects of such future potential forfeitures, as they may arise, to evaluate our estimated forfeiture rate. The material terms of the options held are described in the footnotes to the Outstanding Equity Awards at Fiscal-Year End table. For information on the valuation assumptions used in calculating the amount reflected in the table, see Note 2 to our audited financial statements included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2017, as filed with the SEC.

(3) Other compensation consists of $7,950 and $8,100 in employer contributions to employee accounts under our 401(k) plan in which our employees are entitled to participate in 2016 and 2017, respectively. Such amounts were earned for services performed in 2016 and 2017 and paid in April 2017 and 2018. With respect to Mr. Grossman, other compensation also consists of $346,762 of expenses to relocate to Boca Raton, Florida, a $134,211 stipend for temporary housing in Boca Raton, Florida and two weeks of salary pay, in the amount of $19,015, which was earned previously by Mr. Grossman in October 2011 and withheld by the Company since such date. With respect to Dr. Mond, other compensation also consists of a $64,196 stipend for temporary housing in Boca Raton, Florida and two weeks of salary pay, in the amount of $13,865, which was earned previously by Dr. Mond in July 2012 and withheld by the Company since such date. With respect to Mr. Lenz, other compensation also consists of a $68,000 stipend for temporary housing in Boca Raton, Florida and two weeks of salary pay, in the amount of $13,865, which was earned previously by Mr. Lenz in May 2012 and withheld by the Company since such date.

(3) Other compensation consists entirely of employer contributions to employee accounts under our 401(k) plan in which our employees are entitled to participate.  Such amounts were earned for services performed in the prior year.

(4) Mr. Grossman has served as our President and Chief Executive Officer since October 2011.

(5) Dr. Mond has served as our Executive Vice President, Chief Scientific Officer and Chief Medical Officer since July 2012.

(6) Mr. Lenz has served as our Vice President and Chief Financial Officer since May 2012.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding unexercised options held by each of the named executive officers as of December 31, 2017.

Option Awards

Number of Shares Underlying Unexercised Options

Name	Number of Shares Underlying Exercisable Options	Number of Shares Underlying Unexercisable Options (1)	Option Exercise Price	Option Expiration Date

Adam S. Grossman Director, President and Chief Executive Officer	269,410	—	$7.56	2/13/2022
	95,171	4,138	$8.50	2/21/2024
	43,750	16,250	$10.80	1/30/2025
	21,937	18,563	$9.37	10/9/2025
	8,138	8,846	$5.96	1/28/2026
	—	55,000	$5.00	2/14/2027
	—	583,224	$3.66	6/6/2027

Dr. James Mond Executive Vice President, Chief Scientific Officer and Chief Medical Officer	134,705	—	$7.56	7/18/2022
	28,358	1,233	$8.50	2/21/2024
	16,041	5,959	$10.80	1/30/2025
	14,625	12,375	$9.37	10/9/2025
	3,234	3,516	$5.96	1/28/2026
	—	22,500	$5.00	2/14/2027
	—	242,546	$3.66	6/6/2027

Brian Lenz Vice President and Chief Financial Officer	84,190	—	$7.56	5/1/2022
	37,405	1,627	$8.50	2/21/2024
	13,125	4,875	$10.80	1/30/2025
	12,458	10,542	$9.37	10/9/2025
	2,755	2,995	$5.96	1/28/2026
	—	22,500	$5.00	2/14/2027
	—	192,472	$3.66	6/6/2027

(1) With respect to option grants that have unvested options outstanding, each option grant vests over four years, with 25% vesting on the first anniversary of the grant date and the remaining 75% vesting in equal monthly installments over the following 36 months of continued employment, subject to accelerated vesting upon certain terminations of employment in connection with a change in control (as described below under “Agreements with Executive Officers”).

Agreements with Named Executive Officers

Adam S. Grossman - President and Chief Executive Officer

On January 28, 2016, the Company entered into an amended and restated employment agreement with our President and Chief Executive Officer, Adam S. Grossman, for an initial term of three years, with automatic three year renewal periods unless notice is provided 90 days in advance of the expiration of the then-current term.  The amended and restated employment agreement provides that Mr. Grossman is (i) entitled to a base salary of $480,000 annually, (ii) eligible for an annual cash bonus with a target equal to 55% of Mr. Grossman’s base salary, based upon the attainment of certain performance objectives mutually agreed to by the Board and Mr. Grossman; and (iii) eligible to participate in our standard benefits package.  Mr. Grossman’s amended and restated employment agreement further provides, in the event (i) that Mr. Grossman is terminated by the Company “without cause” (as such term is defined under the employment agreement), (ii) that Mr. Grossman resigns for “good reason” (as such term is defined under the employment agreement), or (iii) of any termination resulting from a “change of control” (as such term is defined under the employment agreement) in which the existing employment agreement is not assumed by the successor to the Company, he would be entitled to (in addition to any accrued but unpaid benefits) (A) a severance payment equal to one year of base salary plus “target bonus” (as such term is defined under the employment agreement) payable in 12 monthly, equal installments after termination or, if such termination is immediately preceding or within two years following a change of control, a severance payment equal to 18 months’ base salary plus one and a half times the “target bonus” payable in a lump sum, (B) prior year target bonus (if unpaid), and (C) accelerated vesting of stock options granted to Mr. Grossman on January 28, 2016, as described in the following sentence.  If Mr. Grossman (x) is terminated “without cause” or Mr. Grossman resigns for “good reason,” in either case immediately preceding or within two years after a “change in control,” such stock options will accelerate in full, and (y) is terminated “without cause” or Mr. Grossman resigns for “good reason” (or if Mr. Grossman dies or become disabled), and clause (x) does not apply, the portion of such stock options that would have vested on or before the first anniversary of such termination had Mr. Grossman remained employed will accelerate.  Furthermore, any payments, awards, benefits or distributions due to Mr. Grossman under the employment agreement as a result of a transaction described in Section 280G(b)(2)(A)(i) of the Code, may be subject to a cutback as set forth in the employment agreement. In the event that the employment agreement is terminated as a result of Mr. Grossman’s death, becoming disabled, material breach of the agreement, by the Company without cause or if Mr. Grossman resigns without good reason, the Company shall have no further obligations to Mr. Grossman under such agreement except for, among other things, payment of accrued, but unpaid base salary, through the termination date, any unreimbursed expenses.

The amended and restated employment agreement also contains a mutual nondisparagement covenant and customary noncompetition, nonsolicitation, confidentiality, and intellectual property covenants.

Dr. James Mond - Executive Vice President, Chief Scientific Officer and Chief Medical Officer

On January 28, 2016, the Company entered into amended and restated employment agreement with our Executive Vice President, Chief Scientific Officer and Chief Medical Officer, James Mond, M.D., Ph.D., for an initial term of three years, with automatic three year renewal periods unless notice is provided 90 days in advance of the expiration of the then-current term. The amended and restated employment agreement provides that Dr. Mond is (i) entitled to a base salary of $350,000 annually, (ii) eligible for annual bonus payments of up to 40% of his then-current base salary, based upon the achievement of certain milestones as mutually agreed by our President and Chief Executive Officer and Dr. Mond and approved by the Compensation Committee, and (iii) eligible to participate in our standard benefits package.

Pursuant to the amended and restated employment agreement, if a “change in control” (as such term is defined under the employment agreement) occurs and the successor to the Company does not assume the employment agreement or, within 12 months following such change in control, Dr. Mond is terminated “without cause” (as such term is defined under the employment agreement) or Dr. Mond resigns for “good reason” (as such term is defined under the employment agreement), Dr. Mond would be entitled to (in addition to any accrued but unpaid benefits) (i) continued base salary and health insurance and welfare benefits for a period of 12 months (except that such health insurance and welfare benefit continuation will cease if Dr. Mond begins regular, full-time employment with another employer and is eligible to commence benefits coverage with such employer), (ii) the annual bonus for the period ending December 31 in which such termination or resignation occurs, and (iii) accelerated vesting of all stock options granted to him prior to or after the date of the employment agreement.  If the Company terminates Dr. Mond “without cause” or Dr. Mond terminates his employment for “good reason,” in each case absent a “change in control,” Dr. Mond would receive only the payments described in clause (i) for a period of nine months following the date of such termination.  If Dr. Mond is terminated as a result of his death, Dr. Mond’s estate would continue to receive his base salary for 60 days following such termination.  Furthermore, any payments, awards, benefits or distributions due to Dr. Mond under the employment agreement as a result of a transaction described in Section 280G(b)(2)(A)(i) of the Code, may be subject to a cutback as set forth in the employment agreement. In the event the employment agreement is (i) terminated by the Company for Dr. Mond’s disability, (ii) mutually terminated, (iii) terminated by the Company for cause or (iv) is terminated by Dr. Mond without good reason, Dr. Mond will be paid any salary and benefits earned and unpaid to the date of termination, and will not be entitled to any other payments from the Company.

The amended and restated employment agreement also contains a mutual nondisparagement covenant and customary noncompetition, nonsolicitation, confidentiality, and intellectual property covenants.

Brian Lenz - Vice President and Chief Financial Officer

On January 28, 2016, the Company entered into an amended and restated employment agreement with our Vice President and Chief Financial Officer, Mr. Lenz, for an initial term of three years, with automatic three year renewal periods unless notice is provided 90 days in advance of the expiration of the then-current term.  The amended and restated employment agreement provides that Mr. Lenz is (i) entitled to a base salary of $350,000 annually, (ii) eligible for annual bonus payments of up to 40% of his then-current base salary, based upon the achievement of certain milestones as mutually agreed by our President and Chief Executive Officer and Mr. Lenz and approved by the Compensation Committee, (iii) eligible to participate in our standard benefits package, and (iv) entitled to reimbursement for expenses associated with the maintenance of his CPA license and customary continuing professional education courses.

Pursuant to the amended and restated agreement, as amended, if a “change in control” (as such term is defined under the employment agreement) occurs and the successor to the Company does not assume the employment agreement or, within 12 months following such change in control, Mr. Lenz is terminated “without cause” (as such term is defined under the employment agreement) or Mr. Lenz resigns for “good reason” (as such term is defined under the employment agreement), Mr. Lenz would be entitled to (in addition to any accrued but unpaid benefits) (i) continued base salary and health insurance and welfare benefits for a period of 12 months (except that such health insurance and welfare benefit continuation will cease if Mr. Lenz begins regular, full-time employment with another employer and is eligible to commence benefits coverage with such employer), (ii) the annual bonus for the period ending December 31 in which such termination or resignation occurs, and (iii) accelerated vesting of all stock options granted to him prior to or after the date of the employment agreement.  If the Company terminates Mr. Lenz “without cause” or Mr. Lenz terminates his employment for “good reason,” in each case absent a “change in control,” Mr. Lenz would receive only the payments described in clause (i) for a period of nine months following the date of such termination.  If Mr. Lenz is terminated as a result of his death, Mr. Lenz’s estate would continue to receive his base salary for 60 days following such termination. Furthermore, any payments, awards, benefits or distributions due to Mr. Lenz under the employment agreement as a result of a transaction described in Section 280G(b)(2)(A)(i) of the Code, may be subject to a cutback as set forth in the employment agreement. In the event the employment agreement is (i) terminated by the Company for Mr. Lenz’s disability, (ii) mutually terminated, (iii) terminated by the Company for cause or (iv) is terminated by Mr. Lenz without good reason, Mr. Lenz will be paid any salary and benefits earned and unpaid to the date of termination, and will not be entitled to any other payments from the Company.

The amended and restated employment agreement also contains a mutual nondisparagement covenant and customary noncompetition, nonsolicitation, confidentiality, and intellectual property covenants.

Retirement Benefits

The only retirement benefit that we offer is our 401(k) plan, which is available to all employees.  We currently provide a safe harbor 4% match on an employee’s contributions to the 401(k) plan, up to the applicable limit set forth in the Internal Revenue Code.

  Securities Authorized for Issuance Under Equity Compensation Plans

The following table sets forth certain information regarding our equity compensation plans as of December 31, 2017:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans

Equity compensation plans approved by security holders	3,276,043	$5.52	654,645

Equity compensation plans not approved by security holders	—	$—	—

Total	3,276,043	$5.52	654,645

CERTAIN ADMA RELATIONSHIPS AND RELATED TRANSACTIONS

Our Board is responsible for reviewing and approving all material transactions with any related party on a continuing basis.  Related parties can include any of our directors or officers, holders of 5% or more of our voting securities and their immediate family members.  We may not enter into a related person transaction unless our Board has reviewed and approved such transaction.  We believe the transactions set forth below were executed on terms no less favorable to us than we could have obtained from unaffiliated third parties.

See “Executive Officers and Director and Officer Compensation” above for a discussion of director compensation, executive compensation and our named executive officers’ employment agreements.

2017 Offering

In connection with the Company’s November 2017 public offering of its common stock, on November 9, 2017: (i) BPC purchased 5,813,954 shares of common stock, (ii) Perceptive purchased 3,100,000 shares of common stock, (iii) Consonance purchased 1,900,000 shares of common stock, (iv) Adam S. Grossman purchased 485,000 shares of common stock through Areth, an entity he controls, (v) Eric I. Richman purchased 25,000 shares of common stock, (vi) Dr. James Mond purchased 10,000 shares of common stock and (vii) Brian Lenz purchased 6,500 shares of common stock, all at the public offering price of $2.15.

2016 Offering

In connection with the Company’s April 2016 public offering of its common stock, on May 3, 2016: (i) Mr. Grossman purchased 200,000 shares of common stock through Areth, (ii) Dr. Jerrold B. Grossman purchased 45,770 shares of common stock of the Company through Genesis Foundation, an entity he controls, (iii) Mr. Lenz purchased 2,500 shares of common stock, and (iv) Dr. Mond purchased 770 shares of common stock, all at the public offering price of $6.50.

Shared Services Agreement and Other Arrangements

Our executive offices are located in approximately 4,200 square feet of space at 465 State Route 17 South, Ramsey, New Jersey. Currently we operate under a Shared Services Agreement with Areth for the office, warehouse space and certain related services and have the ability to cancel this agreement upon 30 days’ notice.  Areth is a company controlled by Dr. Jerrold B. Grossman, our Vice Chairman, and Mr. Grossman, our President and Chief Executive Officer, and we pay monthly fees for the use of such office space and for other information technology, general warehousing and administrative services.  Rent under the shared services agreement is $10,000 per month.

We maintain deposits and other accounts at Pascack Bankcorp, a bank of which Dr. Grossman served as a director through January 2016, and which was approximately 5%-owned by members of the Grossman family.  Pascack Bankcorp was acquired by Lakeland Bancorp, Inc. in January 2016 and Dr. Grossman is currently a member of the Corporate Advisory Council of Lakeland Bancorp Inc.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS

Pursuant to the rules of the SEC, ADMA and service providers that ADMA employs to deliver communications to its stockholders are each permitted to deliver to two or more stockholders sharing the same address a single copy of the proxy statement. Upon written or oral request, ADMA will deliver a separate copy of the proxy statement to any stockholder at a shared address to which a single copy of the proxy statement was delivered and who wishes to receive separate copies in the future. Stockholders receiving multiple copies of the proxy statement may likewise request that ADMA deliver single copies of the proxy statement in the future. Stockholders may notify ADMA of their requests by calling or writing ADMA at its principal executive offices at (201) 478-5552 or 465 State Road 17, Ramsey, New Jersey 07446.

STOCKHOLDER PROPOSALS AND OTHER INFORMATION

Deadline for Submission of Stockholder Proposals and Recommendations for Director

Any stockholder proposal submitted to us pursuant to SEC Rule 14a-8 under the Exchange Act for inclusion in our proxy materials for the 2019 annual meeting of stockholders must have been received by us no later than the close of business on January 3, 2019.

In order for a stockholder to nominate a person for election to the Board or bring other business before the 2019 annual meeting of stockholders, the stockholder must comply with the advance notice provisions of our Bylaws, which require that the stockholder deliver written notice to the Secretary and comply with the other requirements set forth in the Bylaws. Specifically, we must receive this notice not less than 90 days and not greater than 120 days prior to the first anniversary of the preceding year’s annual meeting. In the event that the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so received not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the ninetieth day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made.

ANNUAL REPORT

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 is included with these proxy materials.  A copy of our Annual Report (on Form 10-K), including the financial statements included therein, is also available without charge on our website (www.admabiologics.com) or upon written request to us at c/o ADMA Biologics, Inc., 465 State Route 17 South, Ramsey, New Jersey 07446, Attention: Corporate Secretary.

HOUSEHOLDING OF MEETING MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers, banks and nominees) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single Notice or set of proxy materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies and intermediaries. Under this process, stockholders of record who have the same address and last name will receive a single envelope containing the Notice for all stockholders having that address. The Notice for each stockholder will include that stockholder’s unique control number needed to vote his or her shares.

If you would like to receive a separate Notice, please contact our investor relations department at our offices located at 465 State Route 17 South, Ramsey, New Jersey 07446; telephone (201) 478-5552.

For those stockholders who have the same address and last name and who request to receive a printed copy of the proxy materials by mail, we will send only one copy of such materials to each address unless one or more of those stockholders notifies us, in the same manner described above, that they wish to receive a printed copy for each stockholder at that address.

If you are a beneficial owner, you can request information about householding from your broker, bank or nominee.

EXPENSES AND SOLICITATION

All costs of solicitation of proxies will be borne by us.  In addition to solicitations by mail, certain of our directors, officers and regular employees, without additional remuneration, may solicit proxies in person or by telephone or telegraph.  The Company may elect to engage outside professionals to assist it in the distribution and solicitation of proxies at a fee to be borne by the Company.  Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and we will reimburse them for their reasonable out-of-pocket costs.  Solicitation by our officers and employees may also be made of some stockholders in person or by mail, telephone or telegraph following the original solicitation.

OTHER MATTERS

The Board does not know of any matters to be presented at the Annual Meeting other than those listed in the Notice of Annual Meeting of Stockholders that accompanies this proxy statement. However, if other matters properly come before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote in accordance with their best judgment on such matters insofar as the proxies are not limited to the contrary.

To the extent that information contained in this proxy statement is within the knowledge of persons other than our management, we have relied on such persons for the accuracy and completeness thereof.

This proxy statement and our annual report on Form 10-K is available in the “Investors” section of our website at www.admabiologics.com. Alternatively, upon the receipt of a written request from any stockholder entitled to vote at the forthcoming Annual Meeting, we will mail, at no charge to the stockholder, a copy of our annual report on Form 10-K, including the financial statements and schedules required to be filed with the SEC pursuant to Rule 13a-1 under the Exchange Act, for the Company’s most recent fiscal year. Requests from beneficial owners of our voting securities must set forth a good faith representation that, as of the record date for the Annual Meeting, the person making the request was the beneficial owner of securities entitled to vote at such meeting. Written requests for such report should be directed to:

If you would like us to send you a copy of the exhibits listed on the exhibit index of the annual report on Form 10-K, we will do so upon your payment of our reasonable expenses in furnishing a requested exhibit.

You are asked to advise us if you intend to attend the Annual Meeting. For directions to the Annual Meeting, please call the Company at (201) 478-5552.

You are urged to complete, sign, date and return your proxy card promptly to make certain your shares will be voted at the Annual Meeting. For your convenience, a return envelope is enclosed requiring no additional postage if mailed in the United States.

By Order of the Board of Directors,

/s/ Adam S. Grossman Adam S. Grossman President and Chief Executive Officer, Director

Dated:  April 27, 2018

WHERE YOU CAN FIND ADDITIONAL INFORMATION AND INCORPORATION BY REFERENCE

We are subject to the informational requirements of the Exchange Act, and are required to file reports, any proxy statements and other information with the SEC. Any reports, statements or other information that we file with the SEC, including this proxy statement, may be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained upon written request from the Public Reference Section of the SEC at its principal office in Washington, D.C. 20549, at prescribed rates or from the SEC’s website on the Internet at www.sec.gov, free of charge. Please call the SEC at 1-800-SEC-0330 for further information on public reference rooms.

We have not authorized anyone to provide you with information that differs from that contained in this proxy statement. You should not assume that the information contained in this proxy statement is accurate as on any date other than the date of the proxy statement, and the mailing of this proxy statement to our stockholders shall not create any implication to the contrary.

This proxy statement does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any such offer or solicitation in such jurisdiction.

This proxy statement incorporates by reference our Annual Report on Form 10-K for the year ended December 31, 2017 that we previously filed with the SEC; provided, however, that we are not incorporating by reference Part III thereof and any documents, portions of documents or information deemed to have been furnished and not filed in accordance with SEC rules.

In addition, we are incorporating by reference herein any future filings we make with the SEC under Section 11, 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prior to the date of the Annual Meeting. Such documents are considered to be a part of this proxy statement, effective as of the date such documents are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.

You can obtain any of the documents listed above from the SEC, through the website of the SEC at the address described above or from ADMA by requesting them in writing or by telephone at the following address:

ADMA BIOLOGICS, INC.

465 State Route 17 South

Ramsey, New Jersey 07446

Attention: Office of the Secretary

Telephone: (201) 478-5552

ADMA BIOLOGICS, INC. 465 ROUTE 17 SOUTH RAMSEY, NJ 07446	VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1

	CONTROL # " 0000000000000000

NAME

THE COMPANY NAME INC. - COMMON	SHARES	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS A		123,456,789,012.12345
THE COMPANY NAME INC. - CLASS B		123,456,789,012.12345
THE COMPANY NAME INC. - CLASS C		123,456,789,012.12345
THE COMPANY NAME INC. - CLASS D		123,456,789,012.12345
THE COMPANY NAME INC. - CLASS E		123,456,789,012.12345
THE COMPANY NAME INC. - CLASS F		123,456,789,012.12345
THE COMPANY NAME INC. - 401 K		123,456,789,012.12345

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:
1.	To elect the following Class II directors for a term expiring at the 2021 annual meeting of stockholders:

	Nominees		For	Against	Abstain
1a.	Steven A. Elms		☐	☐	☐

1b.	Adam S. Grossman		☐	☐	☐

1c.	Eric I. Richman		☐	☐	☐

			For	Against	Abstain
2	To ratify the appointment of CohnReznick LLP as the independent registered public accounting firm for the year ending December 31, 2018.		☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address change/comments, mark here. (see reverse for instructions)		☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

SHARES
CUSIP #
		JOB #			SEQUENCE #
Signature [PLEASE SIGN WITHIN BOX]	Date		Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Proxy Statement and Form 10-K are available at www.proxyvote.com

ADMA BIOLOGICS, INC.

Annual Meeting of Stockholders

June 22, 2018 10:00 AM EST

This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) (Appointee) and (Appointee), or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock, $0.0001 par value per share, of ADMA BIOLOGICS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 AM EST on June 22, 2018, at the offices of DLA Piper LLP (US), at 51 John F. Kennedy Parkway, Suite 120, Short Hills, New Jersey 07078, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side